Exhibit 10.2
SUB-ADVISORY AGREEMENT
by and between
PLYMOUTH REAL ESTATE INVESTORS INC.
and
HALEY REAL ESTATE GROUP LLC
________, 2011

i

SUB-ADVISORY AGREEMENT
     This Sub-Advisory Agreement, dated as of ___________, 2011 (the “Agreement”), is by and between Plymouth Real Estate Investors Inc., a Massachusetts corporation (the “Advisor”) and Haley Real Estate Group LLC, a ____________ limited liability company (the “Sub-Advisor”).
W I T N E S S E T H
     WHEREAS, the Advisor desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities of the Sub-Advisor and to have the Sub-Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Advisor, all as provided herein; and
     WHEREAS, the Sub-Advisor is willing to undertake to render such services, subject to the supervision of the Advisor, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following defined terms used in this Agreement shall have the meanings specified below:
     “Advisor” means (i) Plymouth Real Estate Investors Inc., a Massachusetts corporation, or (ii) any successor advisor to Plymouth.
     “Affiliate or Affiliated.” An Affiliate of another Person includes any of the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

     “Investments” means multi-family properties or Loans secured by multi-family properties.
     “Loans” means, as to Investments, mortgage loans and other types of debt financing investments made by Plymouth or one of its subsidiaries, either directly or indirectly, including through ownership interests in a joint venture or partnership, and including, without limitation, mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
     “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     “Plymouth” means Plymouth Opportunity REIT, Inc., a corporation organized under the laws of the State of Maryland.
     “REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.
     “SEC” means the United States Securities and Exchange Commission.
     “Shares” means the shares of common stock of Plymouth, par value $.01 per share.
     “Termination Date” means the date of termination of the Agreement determined in accordance with Article 9 hereof.
ARTICLE 2
APPOINTMENT
     The Advisor hereby appoints the Sub-Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Sub-Advisor hereby accepts such appointment. The Advisor agrees that, during the term of this Agreement, Sub-Advisor shall have the exclusive right to investigate and identify all prospective Investments for evaluation by the Advisor.
ARTICLE 3
DUTIES OF THE SUB-ADVISOR
     The Sub-Advisor undertakes to use its best efforts to present to the Advisor potential investment opportunities consistent with the investment objectives and policies of Plymouth. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Advisor over the activities of the Sub-Advisor with respect to its obligations under this Agreement, the Sub-Advisor shall perform the following duties:
     3.01 Acquisition Services.
     (i) Serve as one of the Advisor’s investment and financial advisors and provide relevant market research and economic and statistical data in connection with potential Investments;
     (ii) Subject to Article 4 hereof and the investment objectives and policies of the Plymouth: (a) locate and analyze potential Investments; (b) assist the Advisor in structuring the terms and conditions of transactions pursuant to which Investments will be made; and (c) assist the Advisor in arranging for financing and refinancing of Investments;
     (iii) Perform due diligence on prospective Investments and create due diligence reports summarizing the results of such work;
     (iv) Prepare reports regarding prospective Investments that include recommendations and supporting documentation necessary for the Advisor to evaluate the proposed Investments; and
     (v) Obtain reports, where appropriate, concerning the value of potential Investments.
     3.02 Other Services. Except as provided in Article 5 hereof, the Sub-Advisor shall perform any other services reasonably requested by the Advisor.
ARTICLE 4
AUTHORITY OF SUB-ADVISOR
     4.01 Approval by the Advisor. The Sub-Advisor may not take any action on behalf of the Advisor without the prior approval of the Advisor. The Sub-Advisor will deliver to the Advisor all documents required by it to evaluate a proposed investment.
     4.02 Modification or Revocation of Authority of Sub-Advisor. The Advisor may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 hereof.
     4.03 Joint Ventures. Notwithstanding anything herein to the contrary, the Sub-Advisor and/or any of its affiliates shall be permitted to enter joint ventures, limited liability companies partnerships or similar relationships with Plymouth and/or any of its affiliates with respect to the acquisition of any Investment.

ARTICLE 5
LIMITATION ON ACTIVITIES
     Notwithstanding any provision in this Agreement to the contrary, the Sub-Advisor shall not take any action that, in the Sub-Advisor’s sole judgment made in good faith, would (i) adversely affect the ability of Plymouth to qualify or continue to qualify as a REIT under the Code, (ii) subject Plymouth to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over Plymouth, its Shares or its other securities, or (iv) require the Sub-Advisor, the Advisor or Plymouth to register as a broker-dealer with the SEC or any state. In the event an action that would violate (i) through (iv) of the preceding sentence has been ordered by the Advisor, the Sub-Advisor shall notify the Advisor of the Sub-Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Advisor. In such event, the Sub-Advisor shall have no liability for acting in accordance with the specific instructions of the Advisor so given.
ARTICLE 6
FEES
     6.01 Acquisition Fee. As compensation for the investigation and identification of Investments, the Advisor shall pay an acquisition fee to the Sub-Advisor in an amount equal to 1.5% of the “contract purchase price” or the “amount advanced for a Loan” with respect to each Investment acquired by Plymouth. For purposes of this Agreement, “contract purchase price” or the “amount advanced for a Loan” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of an Investment or the amount actually paid or allocated in respect of the purchase of a Loan, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such Investment.
     6.02 Property Management Fee. The Advisor hereby agrees that, to the extent permitted by the Code, it will retain the Sub-Advisor or any of its affiliates, which shall be agreed upon by the Advisor, to serve as property manager (the “Property Manager”) for each of the Investments, pursuant to the terms of a property management agreement to be entered into between the Advisor or one of its affiliates and the Property Manager. The fees payable to the Property Manager for the services provided under such agreement shall not exceed 4.5% of the gross revenues generated by the applicable Investment.
ARTICLE 7
RELATIONSHIP OF ADVISOR AND SUB-ADVISOR;
OTHER ACTIVITIES OF THE SUB-ADVISOR
     7.01 Relationship. The Advisor and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Sub-Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs). This Agreement shall not limit or restrict the right of any manager, director, officer, employee or equityholder of the Sub-Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Sub-Advisor may, with respect to any investment in which Plymouth is a participant, also render advice and service to each and every other participant therein. The Sub-Advisor shall promptly disclose to the Advisor the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Sub-Advisor’s obligations to the Advisor and its obligations to or its interest in any other Person.
     7.02 Time Commitment. The Sub-Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Advisor such time as shall be reasonably necessary to fulfill the Sub-Advisor’s responsibilities hereunder in an appropriate manner consistent with the terms of this Agreement. The Advisor acknowledges that the Sub-Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Advisor and may provide services to Persons other than the Advisor or any of its Affiliates.
ARTICLE 8
TERM AND TERMINATION OF THE AGREEMENT
     8.01 Term. This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Advisor will evaluate the performance of the Sub-Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year.
     8.02 Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Advisor or the Sub-Advisor. The provisions of Articles 1, 8, 10 and 11 hereof shall survive termination of this Agreement.
     8.03 Payments on Termination and Survival of Certain Rights and Obligations.
     (i) After the Termination Date, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Advisor within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Advisor prior to termination of this Agreement. For purposes of this Section 8.03, a fee will be deemed to be “earned” if Plymouth acquires an Investment within 15 days of the date of termination of this Agreement.
     (ii) The Sub-Advisor shall promptly upon termination:

     (a) pay over to the Advisor all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
     (b) deliver to the Advisor a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Advisor; and
     (c) deliver to the Advisor all assets and documents of the Advisor then in the custody of the Sub-Advisor.
ARTICLE 9
ASSIGNMENT
     This Agreement may be assigned by the Sub-Advisor to an Affiliate with the consent of the Advisor. The Sub-Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Advisor. This Agreement shall not be assigned by the Advisor without the consent of the Sub-Advisor.
ARTICLE 10
INDEMNIFICATION AND LIMITATION OF LIABILITY
     10.01 Indemnification. Except as prohibited by the restrictions provided in this Section 10.01 and Section 10.02 and Section 10.03 hereof, the Advisor shall indemnify, defend and hold harmless the Sub-Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Sub-Advisor may be made only out of the net assets of the Advisor.
     Notwithstanding the foregoing, the Advisor shall not indemnify the Sub-Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of Plymouth were offered or sold as to indemnification for violations of securities laws.

     10.02 Limitation on Indemnification. Notwithstanding the foregoing, the Advisor shall not provide for indemnification of the Sub-Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Advisor, unless all of the following conditions are met:
     (i) The Sub-Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Advisor.
     (ii) The Sub-Advisor or its Affiliates were acting on behalf of or performing services for the Advisor.
     (iii) Such liability or loss was not the result of negligence or misconduct by the Sub-Advisor or its Affiliates.
     10.03 Limitation on Payment of Expenses. The Advisor shall pay or reimburse reasonable legal expenses and other costs incurred by the Sub-Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Massachusetts Corporation Law, as amended from time to time) all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Advisor, (ii) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iii) the Sub-Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Advisor, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
ARTICLE 11
MISCELLANEOUS
     11.01 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
     To the Advisor:
Plymouth Real Estate Investors Inc.
Two Liberty Square, 10th Floor
Boston, Massachusetts 02109
Attention: Jeffrey Witherell

     To the Sub-Advisor:
Haley Real Estate Group LLC
10703 J Street, Suite 101
Omaha, Nebraska 68127
Attention: Carl J. Troia, Jr.
     Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 11.01.
     11.02 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
     11.03 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     11.04 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Massachusetts.
     11.05 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     11.06 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     11.07 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     11.08 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PLYMOUTH REAL ESTATE INVESTORS INC.

By:
Name:
Title:

HALEY REAL ESTATE GROUP LLC

By:
Name:
Title: